EXHIBIT 10.19b

Amendment No. 3 to

The PMI Group, Inc. Retirement Plan

(September 1, 2007 Restatement)

THE PMI GROUP, INC. (the “Company”), having established The PMI Group, Inc. Retirement Plan (the “Plan”) effective as of April 1, 1995, having amended and restated the Plan in its entirety most recently effective as of September 1, 2007, and having amended the restated Plan on two subsequent occasions, hereby again amends the restated Plan as follows:

1.	Section 1.18 is amended in its entirety to read as follows:

“1.18 “Compensation” shall mean an Employee’s wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for services actually rendered in the course of employment with the Employer to the extent that amounts are includable in gross income (including overtime pay, bonuses, commissions, tips, military differential pay, or expense reimbursements from a nonaccountable plan (as described in Treasury Regulation 1.62-2(c)). Compensation shall also include any remuneration that is currently excluded from the Participant’s gross income by reason of the application of Sections 125(a), 402(e)(3), 402(h)(1)(B), 401(k), or 132(f)(4) of the Code. Compensation shall also include any contributions made by the Employer for or on account of the Employees under an Employer sponsored nonqualified deferred compensation plan. Notwithstanding the foregoing, Compensation with respect to any Employee shall exclude:

(a)	Any compensation directly paid or payable as fringe benefits;

(b)	Any contributions made by the Employer for or on account of the Employees under this Plan, or under any other employee benefit plan other than as specifically excepted herein;

(c)	Any compensation paid or payable by reason of services performed prior to the date the Employee becomes a Participant;

(d)	Any compensation paid or payable by reason of services performed after the date the Employee ceased to be a Participant;

(e)	Any compensation paid as part of a distribution from a nonqualified deferred compensation plan;

(f)	Any compensation paid as part of a severance plan or agreement after Termination;

(g)	Amounts in excess of the Compensation Limit; and

(h)	Any equity-based compensation (including, but not limited to, stock options, restricted or unrestricted stock and performance shares) under the Plan Sponsor’s Equity Incentive Plan or any similar equity-based plan or arrangement sponsored by an Affiliated Employer, whether such compensation is paid in shares of stock or cash.”

2.	Section 1.25 is amended to rename subsection (b) as subsection “(c)” and to add a new subsection (b) that read as follows:

“(b) an individual who is employed as an underwriter performing services on behalf of PMI Mortgage Services Co. and as designated according to the policies and procedures of the Employer as an underwriter,”

3.	Section 1.67 is amended in its entirety to read as follows:

“1.67 Spouse. shall mean the person to whom the Participant is legally married on the date the Participant receives the Participant’s benefit payment from the Plan, or the Participant’s date of death, if earlier, as determined in accordance with Federal Law, including, but not limited to, the Defense of Marriage Act of 2003, the Code, ERISA and applicable income tax regulations and/or Department of Labor regulations and who is treated as a spouse according the laws of the state where the Participant resides; provided, however, that a former spouse shall be treated as the spouse or surviving spouse to the extent provided under a Qualified Domestic Relations Order as described in Section 16.04.”

4.	Section 2.01(e) is amended in its entirety to read as follows:

“(e) Each period for which an Employee is not paid or entitled to pay but during which the Employee is absent for a period of qualified military service (as defined in Code section 414(u)) for which reemployment rights are protected by law, but only if the Employee returns to employment with the Employer within the time required by law. Notwithstanding the foregoing or any contrary Plan provision, if the Employee dies or becomes Disabled while performing such qualified military service, he or she shall be deemed to have resumed employment with the Employer in accordance with the Employee’s reemployment rights with respect to such service on the day prior to his or her death or Disability (as the case may be), and then incurred a Termination on the actual date of his or her death or Disability. Solely for purposes of this Section, “Disabled” or “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment shall be supported by medical evidence. In all events, the final determination of whether an individual has incurred a Disability for purposes of this Plan shall be made by the Plan Administrator in its sole discretion.”

5.	The first sentence of Section 7.01(f) is revised to read as follows:

“To calculate average Compensation for an Employee’s high three (3) years of service, compensation shall be the Employee’s Compensation as defined in Section 1.18, except as modified to comply with Section 415(c)(3) of the Code and the regulations promulgated thereunder, and the three (3) years’ average shall be calculated using consecutive calendar years during which the Participant had the greatest aggregate Compensation from the Employer.”

6.	Section 7.01(f) is amended by adding the following sentences immediately before the last sentence of the Section:

“To clarify, the three (3) consecutive Limitation Years which produce the highest average are not limited to years in which the Participant was a Participant in the Plan, but shall include all years in which the Participant was employed by an Employer. In addition, to calculate Average Compensation for an Employee’s high three (3) years of service, for an Employee who incurs a Termination and then is rehired, the calculation shall comply with Section 1.415(d)-1(a)(2)(iii) of the final Section 415 regulations.”

7.	A new Section 7.01(g) is added to read as follows:

“(g)	This Plan is considered to satisfy the limitation of Section 415(b) for a Participant with respect to benefits accrued or payable under the Plan as of the last Limitation Year beginning before July 1, 2007. The preceding sentence applies only if the provisions of such defined benefit plans that were both adopted and in effect before April 5, 2007 satisfied the applicable requirements of statutory provisions, Regulations, and other published guidance relating to Section 415 of the Code in effect as of the end of the last Limitation Year beginning before July 1, 2007, as described in Section 1.415(a)-1(g)(4) of the final Section 415 regulations.”

8.	A new Section 7.08 is added to read as follows:

“7.08 Code Section 436 Limitations on Benefits and Benefit Accruals. In the event that the Plan’s adjusted funding target attainment percentage, as defined in Section 436(j)(2) of the Code, is reduced below the applicable percentage as set forth in Section 436 of the Code, the Plan shall apply the limitations as set forth in Section 436 of the Code.”

9.	A new sentence is added to the end of Section 10.08(d)(2), to read as follows:

“Notwithstanding anything in this Section 10.08 to the contrary, an eligible retirement plan will also include a Roth individual retirement account described in Section 408A of the Code, subject to the rules applicable to the Participant relating to transfers or contributions to a Roth individual retirement account.”

10.	Section 14.01 is amended by adding the following sentences to the end of the Section:

“In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to a Participant who satisfies (either before or after the amendment) the pre-amendment conditions for the subsidy. Notwithstanding the preceding sentences, a Participant’s Accrued Benefit, Early Retirement Benefit, retirement-type subsidy, or optional form of benefit may be reduced to the extent permitted under Section 412(d)(2) of the Code or to the extent permitted under Sections 1.411(d)-3 and 1.411(d)-4 of the regulations.”

11.	Effective as of January 1, 2007, Section 16.07 is amended by adding the following sentence to the end of the Section:

“In the case of a Participant who dies on or after January 1, 2007 while performing qualified military service (as defined in Code section 414(u)), the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed employment with the Employer and then incurred a Termination on account of death.”

12.	This Amendment Number 3 to the restated Plan will be effective on January 1, 2008, except as otherwise specified above.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 3 to the restated Plan on the date indicated below.

THE PMI GROUP, INC.

Dated:	November 20, 2008	By:	/s/ Charles Broom
Charles Broom
Senior Vice President, Human Resources